Exhibit 99.1

       Natus Medical Reports Record Second Quarter Revenue and Earnings;
                    Company Increases 2005 Earnings Guidance

     SAN CARLOS, Calif.--(BUSINESS WIRE)--July 28, 2005--Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three and six months ended June 30, 2005.
     Natus reported revenue of $10.2 million for the quarter ended June 30, 2005, an increase of $1.8 million or 21% from $8.4 million in the comparable quarter of the previous year. The Company reported net income of $1.3 million, or $0.07 per diluted share, for the second quarter of 2005, compared with a net loss of $3.6 million, or ($0.22) loss per share, for the comparable period in 2004.
     For the first half of 2005, revenue increased 17% to $19.9 million, from $17.0 million reported in the first half of 2004. Net income for the six months ended June 30, 2005 was $2.2 million, or $0.12 per diluted share, compared to a loss of $4.1 million, or ($0.24) loss per share reported in 2004.
     Gross margin improved to 61.5% for the three months ended June 30, 2005, compared with 55.4% for the second quarter of 2004. The gross margin for the 2005 period was favorably impacted by reductions in materials costs and the contribution of Fischer-Zoth.
     For the three months ended June 30, 2005, total operating expenses decreased by $2.5 million, or approximately 33%, to $5.1 million, compared with $7.6 million for the second quarter of 2004. Operating expenses in the second quarter 2004 included $1.6 million of one-time charges; absent those charges the net reduction in operating expenses in the 2005 period was $868,000.
     As of June 30, 2005, the Company reported cash, cash equivalents and short-term investments of $39.9 million, representing an increase of approximately $4.1 million from the corresponding amount at December 31, 2004. Additionally, the Company reported stockholders' equity of $54.8 million and working capital of $43.5 million as of June 30, 2005.
     "We are extremely pleased with our results for the second quarter," said Jim Hawkins, President and Chief Executive Officer of Natus Medical. "On a comparable basis, we reduced our year-over-year operating expenses by fifteen percent, while at the same time we saw double-digit top line revenue growth coupled with improving margins.
     "We continue to benefit from our acquisition of Fischer-Zoth, which was completed in September 2004. Sales of Fischer-Zoth products have exceeded our expectations and have contributed to our improving margins," Hawkins added.

     Financial Guidance

     Natus updated financial guidance for 2005. The Company expects to report earnings per diluted share of $0.30 to $0.33 on revenue of $41.6 to $43.0 million in 2005. This compares to a loss per share of $0.14 on revenue of $36.5 million reported for 2004. Natus had previously said it expected to earn $0.28 to $0.31 per diluted share in 2005 on revenue of $41 to $43 million.
     The Company also updated its guidance for the third and fourth quarters of 2005. For the third quarter of 2005, the Company expects to report diluted earnings per share of $0.07 to $0.09, on revenue of $10.3 to $10.6 million. The Company had previously said it expected to earn $0.07 to $0.08 per diluted share on revenue of $10.2 to $10.4 million. For the fourth quarter 2005, the Company expects to report diluted earnings per share of $0.11 to $0.12, on revenue of $11.4 to $12.5 million. The Company had previously said it expected to earn the same per-share amounts on revenue of $11.3 to $12.9 million.
     The estimates of earnings per diluted share do not include the impact of expensing employee stock options. The SEC has delayed the effective date for adopting Financial Accounting Standards Board Statement No. 123R, "Share-Based Payment." The Company will be required to begin expensing employee stock options in its first quarterly period in 2006.

     Conference Call

     Natus has scheduled an investor conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing (866) 831-6162 for domestic callers, or (617) 213-8852 for international callers, and entering reservation code 19239489. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 20281994.
     The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company's Web site for 90 days following the completion of the call.

     About Natus Medical

     Natus develops, manufactures, and markets products for the detection, treatment, monitoring, and tracking of common disorders in newborns. Natus products are marketed under well-recognized brand names such as ALGO(R), Neometrics(TM), Echo-Screen(R), and neoBLUE(TM). Headquartered in San Carlos, California, Natus markets and sells its products worldwide through a direct sales force in the U.S. and the U.K., and through distributors in over 50 other countries. Additional information about Natus Medical can be found at www.natus.com.

     This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the full-year 2005 as well as for the third and fourth quarters of 2005, and expectations regarding future growth and profitability. These statements relate to future events or Natus' future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.
     More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2004, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.


              NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share amounts)

                                             June 30,     December 31,
                                               2005           2004

ASSETS
Current assets:
  Cash and equivalents                     $     27,183  $     16,239
  Short-term investments                         12,687        19,504
  Accounts receivable, net of allowance
   for doubtful accounts of $452 in
   2005 and $472 in 2004                          4,990         6,640
  Inventories                                     3,717         4,347
  Prepaid expenses and other current
   assets                                           520           625
    Total current assets                         49,097        47,355

Property and equipment, net                       2,348         2,503
Goodwill, intangibles, and other assets           9,045         9,399
    Total assets                           $     60,490  $     59,257

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable                         $      1,344  $      1,947
  Accrued liabilities                             4,056         4,303
  Deferred revenues                                 229           279
    Total liabilities                             5,629         6,529

Commitments and contingencies

Stockholders' equity:
  Common stock, $0.001 par value,
   120,000,000 shares authorized; shares
   issued and outstanding: 17,261,048,in
   2005 and 17,140,339 in 2004                   89,944        89,373
  Accumulated deficit                           (34,728)      (36,902)
  Accumulated other comprehensive income           (355)          257
    Total stockholders' equity                   54,861        52,728

    Total liabilities and
     stockholders' equity                  $     60,490  $     59,257


              NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                                  Three Months Ended  Six Months Ended
                                     June     June     June     June
                                     2005     2004     2005     2004

Revenue                           $ 10,168  $ 8,398  $19,870  $16,969
Cost of revenue                      3,919    3,748    7,790    7,506
  Gross profit                       6,249    4,650   12,080    9,463

Operating expenses:
  Marketing and selling              2,834    3,110    5,439    6,081
  Research and development           1,078    1,072    2,070    1,978
  General and administrative         1,187    2,655    2,551    4,024
  Restructuring cost                     -      776        -      776
    Total operating expenses         5,099    7,613   10,060   12,859

Income (loss) from operations        1,150   (2,963)   2,020   (3,396)

Other income/(expense):
  Interest income                      253       99      436      196
  Interest expense                       -        -        -       (3)
  Other income, net                     23     (177)      32     (101)
    Total other income/(expense)       276      (78)     468       92

Income (loss) before
 provision for income tax            1,426   (3,041)   2,488   (3,304)

Provision for income tax               162        -      315        1

Income (loss) from continuing
 operations                          1,264   (3,041)   2,173   (3,305)

Discontinued operations                  -     (584)       -     (767)

Net income (loss)                 $  1,264  $(3,625) $ 2,173  $(4,072)

Earnings (loss) per share:
  Basic:
    Continuing operations         $   0.07  $ (0.18) $  0.13  $ (0.20)
    Discontinued operations       $      -  $ (0.04) $     -  $ (0.05)
    Net income (loss)             $   0.07  $ (0.22) $  0.13  $ (0.24)

  Diluted:
    Continuing operations         $   0.07   $(0.18)   $0.12   $(0.20)
    Discontinued operations       $      -   $(0.04)   $   -   $(0.05)
    Net income (loss)             $   0.07   $(0.22)   $0.12   $(0.24)

Weighted-average shares used to compute
  Basic earnings per share          17,376   16,638   17,267   16,673
  Diluted earnings per share        18,912   16,638   18,646   16,673


     CONTACT: Natus Medical Incorporated
              Steven J. Murphy, 650-802-0400
              InvestorRelations@Natus.com